Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

DIGITALGLOBE, INC.

DigitalGlobe, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eighty thousand (80,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue eighty thousand (80,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) Preferred Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive cumulative dividends (“Dividends”) at the Dividend Rate payable on the Liquidation Preference of such Preferred Shares as of the applicable Dividend Date (or, for the initial Dividend Period, as of the Initial Issuance Date). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on January 1, April 1, July 1, and October 1 (each, a “Dividend Date” and each such quarterly period (or shorter period in the case of the first such period following the Initial Issuance Date) being a “Dividend Period”) with the first Dividend Date being April 1, 2013. If a Dividend Date is not a Business Day, then the Dividend shall be payable on the Business Day immediately following such Dividend Date. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefor, when, as and if declared by the Company; provided that if Dividends are not declared and paid in cash on any Dividend Date for the immediately preceding Dividend Period, then such Dividend shall automatically accrue and be added to the Liquidation Preference as of such Dividend Date, whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such Dividends. On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.

(2) Participation in Common Dividends. In addition to the Dividends provided in Section 1, in the event of any dividend or distribution declared on or paid on the Common Stock (other than a dividend or distribution in shares of Common Stock that results in an adjustment under Section 3(e)), the Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.

(a) Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share, into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate.

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on a date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or certificates issued in compliance with the procedures set forth in Section 12) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such

Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (X) provided the Transfer Agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If (x) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If any such cash damages described above are not paid when due in cash, then the amount of such cash damages shall (unless the Required Holders shall have given notice to the Company otherwise) automatically accrue and be added to the Liquidation Preference as of such due date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(iv)(A) or otherwise.

(v) Book-Entry. Upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company. In the event some, but not all of the Preferred Shares represented by a certificate physically surrendered are converted, the Company shall issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted as required by Section 3(c)(ii). The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares, must be made by it without any Tax Deduction, unless required by law. If the Company is required by applicable law to make a Tax Deduction (or in connection therewith that there is a change in the applicable law with respect to rate or the basis of such Tax Deduction), it must notify the affected Holders promptly.

(ii) If the Company is required by applicable law to make a Tax Deduction, it must make the minimum Tax Deduction allowed by such applicable law and must make any payment required in connection with that Tax Deduction within the time allowed by such applicable law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 3(d) shall survive any payment for the Preferred Shares and all other amounts payable hereunder.

(e) Adjustments to Conversion Price. If the Company at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(e), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Reorganization Event or Liquidation Event or (y) the time such information is made known to the public.

(iii) The Company will also give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which any Reorganization Event or Liquidation Event will take place or (y) the time such information is made known to the public.

(4) Redemption at the Option of the Company.

(a) Option. If at any time after September 22, 2016, (i) the Weighted Average Price of the Common Stock listed on the Principal Market exceeds 175% of the Conversion Price then in effect for a period of thirty (30) consecutive Trading Days immediately preceding the Company Optional Redemption Notice Date and (ii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem at its option all, but not less than all, of the Preferred

Shares; provided, that (i) the Company may redeem less than all of the Preferred Shares only upon written consent of the Required Holders and (ii) the Company may not redeem any Preferred Shares that the Holders would not be able to convert due to a failure by the Company to have sufficient authorized and unissued shares of Common Stock reserved for issuance upon conversion of Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption (a “Company Optional Redemption”). Subject to the consent of the Required Holders in the preceding sentence, in the event the Company redeems pursuant to clause (i) or (ii) above less than all of the Preferred Shares held by the Holders the Company shall redeem such Preferred Shares on a pro rata basis determined by the aggregate number of Preferred Shares held by each Holder.

(b) Redemption Price and Payment. The Preferred Shares to be redeemed on the Company Optional Redemption Date pursuant to this Section 4 shall be redeemed by the Company by paying for each such Preferred Share cash, out of any assets of the Company legally available therefor, in an amount equal to the Liquidation Preference plus Accrued Dividends as of the Company Optional Redemption Date (the “Redemption Price”).

(c) Mechanics of Redemption. The Company may exercise its right to require redemption under this Section 4 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). To the extent the Company, subject to consent of the Required Holders, did not redeem all of the Preferred Shares held by the Holders on its initial distribution of the Company Optional Redemption Notice, the Company may deliver an additional Company Optional Redemption Notice hereunder (subject to the conditions set forth herein) and such additional Company Optional Redemption Notice shall also be irrevocable. The Company Optional Redemption Notice shall state (i) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall not be less than thirty (30) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (ii) the Redemption Price, (iii) that there has been no Equity Conditions Failure, and (iv) that the Company has sufficient authorized and unissued shares of Common Stock equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption. Notwithstanding anything to the contrary in this Section 4, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Preferred Shares subject to redemption pursuant to a Company Optional Redemption Notice may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3.

(5) Protective Redemption. Prior to any redemption of Preferred Shares pursuant to paragraph (c) of Article Eleventh of the Certificate of Incorporation (the “Protective Redemption Provisions”), the Holders shall first be given no less than 30 days’ prior written notice (or such lesser time as to not cause undue jeopardy to the retention or restatement of the applicable license or franchise (within the meaning of the Certificate of Incorporation)) prior to the exercise of the Protective Redemption Provisions, the Preferred Shares subject to redemption under the Protective Redemption Provisions may be converted, in whole or in part, by the Holder into shares of Common Stock. To the extent the Board may elect under paragraph (c) of the

Protective Redemption Provisions which Disqualified Holder (as such term is defined in the Certificate of Incorporation) shall be subject to redemption by the Company, the Board shall, except to the extent as may be prohibited by applicable Law, first elect to redeem the Voting Stock of Disqualified Holders other than the holders of Preferred Shares and Common Stock issued upon conversion thereof and only in the event that after giving effect to such redemptions additional redemptions are still necessary to prevent the loss of or to reinstate the applicable license or franchise which give rise to the redemptions may the Board thereafter elect to redeem the Preferred Shares or Common Stock issued upon conversion thereof. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the Company shall pay the redemption price in full in cash, and shall not use any election under paragraph (b) of the Protective Redemption Provisions to pay any portion of the redemption price in notes or Redemption Securities (as defined in the Certificate of Incorporation). The foregoing rights are in addition to and not in substitution of the rights of holders of Voting Stock set forth in the Protective Redemption Provisions.

(6) Reservation of Shares. The Company shall at all times have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate then in effect with respect to the Conversion Amount of each such Preferred Share. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding.

(7) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Approval Rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

(a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designation or the Company’s bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock of the Company, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided herein for the benefit of the Preferred Shares; and

(b) declare or pay any dividend or make any other payment or distribution on account of the Company’s Capital Stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, other than dividends with respect to which the Holders are entitled to participate pursuant to Section 2.

(9) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference plus Accrued Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of the Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion herein or elsewhere), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section 9 applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10) Reorganization Events. In the event of:

(i) any consolidation or merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person to the extent not set forth above;

(each of the foregoing events, a “Reorganization Event”), each Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of Holders, automatically become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an Affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per Preferred Share prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Reference Property”). In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Reference Property receivable upon conversion of any Preferred Shares in accordance with Section 3 shall be determined based upon the Conversion Rate in effect on such Conversion Date. If the Holders receive only cash in such Reorganization Event, then for all conversions that occur after the effective date of such Reorganization Event (x) the consideration due upon conversion of each Preferred Share shall be solely cash in an amount equal to the Conversion Rate on the Conversion Date multiplied by the price paid per share of Common Stock in such Reorganization Event. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares of Capital Stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(11) Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

(12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s); provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Initial Holder and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given to the Holders listed in the register for the Preferred Shares at the addresses set forth therein.

(16) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(17) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the DGCL, this Certificate of Designations or otherwise with respect to the Preferred Shares may be effected by written consent of the Required Holders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the DGCL. This provision is intended to comply with respect to the Preferred Shares with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(18) Further Assurances. Upon request of the Holders, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designation.

(19) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Accrued Dividends” means the product of (x) the result of the following formula: (Dividend Rate)(N/365) and (y) the Liquidation Preference

(b) “Affiliate” has the meaning set forth in the meaning set forth in Rule 405 under the Securities Act, provided that for purposes of this Certificate of Designations the Initial Holder shall be deemed not to be an Affiliate of the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board” has the meaning set forth in the Preamble.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(g) “Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.

(h) “Closing Sale Price” means, for any security as of any date, the last consolidated closing bid price, respectively, for such security on the Principal Market, as confirmed by the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the consolidated closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as confirmed by the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Common Stock” means any shares of any class of Capital Stock of the Company that has no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions). Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Shares shall include only shares of the class designated as common stock, par value $0.001 per share, as of the Initial Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions); provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(j) “Company” has the meaning set forth in the Preamble.

(k) “Company Optional Redemption” has the meaning set forth in Section 4(a).

(l) “Company Optional Redemption Date” has the meaning set forth in Section 4(c).

(m) “Company Optional Redemption Notice” has the meaning set forth in Section 4(c).

(n) “Company Optional Redemption Notice Date” has the meaning set forth in Section 4(c).

(o) “Conversion Amount” means the sum of the Liquidation Preference plus the amount of Accrued Dividends.

(p) “Conversion Date” has the meaning set forth in Section 3(c)(i).

(q) “Conversion Notice” has the meaning set forth in Section 3(c)(i).

(r) “Conversion Price” means $26.17, subject to adjustment as provided herein.

(s) “Conversion Rate” has the meaning set forth in Section 3(b).

(t) “DGCL” has the meaning set forth in the Preamble.

(u) “Dividends” has the meaning set forth in Section 1.

(v) “Dividend Date” has the meaning set forth in Section 1.

(w) “Dividend Period” has the meaning set forth in Section 1.

(x) “Dividend Rate” means five percent (5.0%) per annum.

(y) “DTC” has the meaning set forth in Section 3(c)(ii).

(z) “Eligible Market” means The New York Stock Exchange, Inc, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(aa) “Equity Conditions” means that on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market.

(bb) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(dd) “Holder” has the meaning set forth in Section 1.

(ee) “Initial Holder” means Cerberus Satellite LLC.

(ff) “Initial Issuance Date” means the date of this Certificate of Designations, which is January 31, 2013.

(gg) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(hh) “Liquidation Funds” has the meaning set forth in Section 9.

(ii) “Liquidation Preference” means an amount equal to the Stated Value of a Preferred Share plus all Dividends accrued and added to the Liquidation Preference of such Preferred Share pursuant to Section 1.

(jj) “N” means the number of days from, but excluding (i) the last Dividend Date with respect to which dividends have been either paid in full by the Company in cash or added to the Liquidation Preference on the applicable Preferred Share, or (ii) the Initial Issuance Date if no Dividend Date has occurred.

(kk) “Other Taxes” has the meaning set forth in Section 3(d)(iii).

(ll) “Pari Passu Shares” has the meaning set forth in Section 9.

(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(nn) “Preferred Shares” has the meaning set forth in the Recitals.

(oo) “Principal Market” means The New York Stock Exchange.

(pp) “Preferred Stock Certificates” has the meaning set forth in Section 3(c)(i).

(qq) “Preferred Stock Delivery Date” has the meaning set forth in Section 3(c)(ii).

(rr) “Protective Redemption Provisions” has the meaning set forth in Section 5.

(ss) “Redemption Price” has the meaning set forth in Section 4(b).

(tt) “Reference Property” has the meaning set forth in Section 10.

(uu) “Reorganization Event” has the meaning set forth in Section 10.

(vv) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(yy) “Share Delivery Date” has the meaning set forth in Section 3(c)(ii).

(zz) “Stated Value” means $1,000.

(aaa) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

(bbb) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(ccc) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(ddd) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(eee) “Transfer Agent” has the meaning set forth in Section 3(c)(i).

(fff) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ggg) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

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* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Daniel L. Jablonsky, its Senior Vice President, General Counsel and Secretary, as of the 31st day of January, 2013.

DIGITALGLOBE, INC.

By:	/s/ Daniel L. Jablonsky
Name:	Daniel L. Jablonsky
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT I

DIGITALGLOBE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of DigitalGlobe, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

[    ]

By:
Name:
Title:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated             , 20     from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company.

DIGITALGLOBE, INC.

By:
Name:
Title: